Exhibit 23.1





INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statement of Meyer-Smith Holdco, Inc. on Form S-4 of the report of Deloitte & Touche LLP dated March 12, 1997, appearing in the Annual Report on Form 10-K of Fred Meyer, Inc. for the year ended February 1, 1997, as amended by Form 10-K/A dated May 20, 1997 and Form 10-K/A dated August 5, 1997, and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of the Registration Statement.



DELOITTE & TOUCHE LLP
Portland, Oregon

August 5, 1997